UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On August 28, 2014, Stuart A. Randle resigned from the Board of Directors (the “Board”) of GI Dynamics, Inc. (the “Company”) effective November 5, 2014.

(b) On August 28, 2014, the Board terminated Stuart A. Randle’s employment with the Company, effective as of September 18, 2014 (the “Effective Date”).

In connection with Mr. Randle’s departure as Chief Executive Officer and President, the Company entered into a Separation Agreement with Mr. Randle on August 28, 2014. Pursuant to the terms and conditions of the Separation Agreement, Mr. Randle will receive the following:

•	A consulting fee, payable monthly, in the amount of $18,000.00 per month for up to twelve months following the Effective Date for up to an aggregate of 48 days of consulting services;

•	Continued vesting of unvested stock options and restricted stock for so long as Mr. Randle remains a consultant, director or employee of the Company;

•	Continuation of the exercise period of all his stock awards for so long as Mr. Randle remains a consultant, director or employee of the Company (plus any post-termination periods pursuant to the applicable stock plans and award agreements); provided that, if the Company terminates the consulting relationship with Mr. Randle during the one-year period following the Effective Date, then Mr. Randle shall be entitled to exercise all vested options at least through September 18, 2015; and

•	Twelve months of his current annual gross salary, made in equal installments pursuant to the Company’s normal payroll practices over the twelve months following the Effective Date.

Mr. Randle’s right to receive the foregoing is subject to, among other obligations, his agreement to cooperate fully with the Company relating to any previous employment matters for up to twelve months following the Effective Date, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his agreement with the Company, dated January 1, 2004, will continue to apply in accordance with their terms.

The foregoing is a summary description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

(c) On August 28, 2014, the Company issued a press release announcing the appointment of Michael Dale as the Company’s Chief Executive Officer and President, effective as of September 18, 2014 (the “Commencement Date”). Mr. Dale has also been appointed as a member of the Company’s Board of Directors, effective as of the Commencement Date. A copy of the press release announcing Mr. Dale’s appointment is attached hereto as Exhibit 99.1.

Mr. Dale, 55, was President, Chief Executive Officer and a member of the Board of Directors of Helical Solutions, Inc., a private company innovating in the atrial fibrillation space, from October 2012 to May 2014 when Helical Solutions, Inc. was sold. Mr. Dale was Chief Executive Officer, President and

Chairman of the Board of ATS Medical, Inc., a public company developing cardiac and atrial fibrillation treatments, from October 2002 to August 2010 when ATS Medical, Inc. was sold. From 1998 to 2002, Mr. Dale was Vice President of Worldwide Sales and Marketing at Endocardial Solutions, Inc., a company that developed and marketed an advanced cardiac mapping and catheter navigation system for the diagnosis and treatment of cardiac arrhythmias. From 1996 to 1998, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a neuromodulation medical device company, and additionally was Managing Director of Cyberonics Europe S.A. From 1988 to 1996, Mr. Dale served in several capacities at cardiovascular medical device manufacturer and marketer St. Jude Medical, Inc., most recently as the Business Unit Director for St. Jude Medical Europe. Mr. Dale currently serves on the boards of directors of Neuronetics, Inc., the world’s leader in Transcranial Magnetic Stimulation Therapy, which involves the use of MRI-strength magnetic fields to stimulate nerve cells in the brain for the treatment of patients suffering from depression, and NeoChord, Inc., a privately-held company developing mitral heart valve repair methods. Mr. Dale is also chairman of the board of Preceptis Medical, Inc. a privately-held company developing ear tube technology for reducing procedure-related trauma. Mr. Dale also served on the boards of directors of Rhythmia, Inc., an early stage medical technology company, and the Advanced Medical Technology Association (AdvaMed). Mr. Dale also served on the board of Enpath Medical, Inc., a medical products company that designed, developed, manufactured and marketed percutaneous delivery solutions, from 2001 to 2005 (when the company was acquired). Mr. Dale brings to the Company more than 25 years of experience in the medical device industry. Mr. Dale’s prior experience working in publicly held companies includes significant product management, sales, distribution, marketing and strategic planning responsibility for both early and late stage medical device businesses.

On August 28, 2014, the Company entered into an executive employment agreement (the “Dale Agreement”) with Mr. Dale, pursuant to which he will receive an initial annual base salary of $450,000 per year and is eligible to receive an annual bonus at a target amount of 45% of his base salary. The Company will also pay for or reimburse Mr. Dale for documented reasonable costs and expenses of relocation, plus a gross-up for taxes on such payments or reimbursements, up to an aggregate of $125,000. The Company will also pay for up to $5,000 per month for up to six months of temporary housing in the vicinity of the Company’s offices.

Under the terms of the Dale Agreement, upon the Commencement Date, Mr. Dale will be granted options to purchase shares of the Company’s common stock (the “Options”) equal to 3.25% of the Company’s Fully Diluted Stock (as defined in the Dale Agreement) and restricted stock units (the “RSUs”) equal to 0.75% of the Company’s Fully Diluted Stock. The Options will be exercisable at a price equal to the closing price on the Commencement Date and will vest as to 25% of the shares on the first anniversary of the Commencement Date, and equally over each successive month thereafter for three years, provided that he remains employed by Company on the vesting dates. The RSUs will vest as to 25% of the shares on each of the first four anniversaries of the Commencement Date, provided that Mr. Dale remains employed by Company on the vesting dates. Upon the Commencement Date, the Company will also grant Mr. Dale performance stock units (“PSUs”) equal to 1.0% of the Company’s Fully Diluted Stock. The PSUs will be issued to Mr. Dale according to certain performance targets as detailed in the Dale Agreement. One half of the PSUs will lapse if they have not vested by January 22, 2017 and the remainder of the PSUs will lapse if they have not vested by January 22, 2018.

The Dale Agreement provides that if Mr. Dale’s employment with the Company is terminated by the Company without Cause (as defined in the Dale Agreement) or by Mr. Dale for Good Reason (as defined in the Dale Agreement), subject to his execution of a release of claims agreement acceptable to the Company, he will be entitled to continuation of salary for 12 months, and (ii) payment of health insurance premiums necessary to continue health insurance coverage under COBRA for up to 12 months.

In addition, if a Change of Control (as defined in the Dale Agreement) takes place, upon the consummation of such Change of Control, 100% of Mr. Dale’s unvested Options, RSUs and PSUs shall vest and become immediately exercisable.

As a condition of employment, Mr. Dale has entered into a non-competition/non-solicitation agreement pursuant to which he has agreed not to compete with the Company or to solicit customers or employees of the Company for a period of 12 months after the termination of his employment.

There are no family relationships between Mr. Dale and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Dale.

The foregoing is a summary description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Dale Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: August 29, 2014	/s/ Robert Crane
Robert Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated August 28, 2014 between GI Dynamics, Inc. and Stuart A. Randle

10.2	Letter of Employment, dated August 28, 2014, between GI Dynamics, Inc. and Michael Dale

99.1	Press Release of GI Dynamics, Inc. dated August 28, 2014